   As Filed with the Securities and Exchange Commission on October 12, 2001
                                                     Registration No. 333-71494
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------
                          APEX MORTGAGE CAPITAL, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

                     Maryland                                          95-4650863
           (State or other jurisdiction                             (I.R.S. Employer
        of incorporation or organization)                        Identification Number)

                           865 South Figueroa Street
                         Los Angeles, California 90017
                                (213) 244-0440
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               Philip A. Barach
                     President and Chief Executive Officer
                          Apex Mortgage Capital, Inc.
                           865 South Figueroa Street
                         Los Angeles, California 90017
                                (213) 244-0440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  copies to:

               Peter T. Healy, Esq.                           William T. Quicksilver, Esq.
              O'Melveny & Myers LLP                          Manatt, Phelps & Phillips, LLP
          275 Battery Street, Suite 2600                      11355 West Olympic Boulevard
         San Francisco, California 94111                     Los Angeles, California 90064
                  (415) 984-8700                                     (310) 312-4000

                                ---------------
  Approximate date of commencement of proposed sale to the public: as soon as practicable following the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X] 333-71494

  If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, please check the following box. [_]

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

                EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

   This Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 consists solely of the filing of an exhibit to the Registration Statement (No. 333-71494) filed on October 12, 2001.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Apex Mortgage Capital, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 12, 2001.

                                         APEX MORTGAGE CAPITAL, INC.

                                         By:     /s/ Philip A. Barach
                                            ___________________________________
                                                    Philip A. Barach
                                         President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Philip A. Barach          President, Chief Executive    October 12, 2001
____________________________________  Officer and Director
          Philip A. Barach

                 *                   Chief Investment Officer and  October 12, 2001
____________________________________  Vice Chairman of the Board
        Jeffrey E. Gundlach           of Directors

                 *                   Interim Chief Financial       October 12, 2001
____________________________________  Officer and Controller
          David S. DeVito

                 *                   Chairman of the Board of      October 12, 2001
____________________________________  Directors
           Marc I. Stern

                 *                   Director                      October 12, 2001
____________________________________
           John C. Argue

                                     Director                                , 2001
____________________________________
        Carl C. Gregory, III

                                     Director                                , 2001
____________________________________
           Peter G. Allen

                                     Director                                , 2001
____________________________________
           John A. Gavin

*By:
    /s/ Philip A. Barach
  ___________________________
       Attorney-in-Fact

                                 EXHIBIT INDEX

   Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

 Exhibit No. Description
 ----------- ------------------------------------------------------------------
  5.1        Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to legality of the shares being registered.
 23.1*       Deloitte & Touche LLP's Independent Auditors' Consent
 23.2        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included within the opinion filed as Exhibit 5.1).
 24.1*       Powers of Attorney (previously filed).

--------
* Previously filed.